Exhibit 10.27
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Under 17 C.F.R. §§ 200.80(b)(4)
and 203.406
Agreement No. 4780
STANDARD EXCLUSIVE LICENSE AGREEMENT
WITH SUBLICENSING TERMS
TABLE OF CONTENTS

Section 1 Definitions
Section 2 Grant
Section 3 Due Diligence
Section 4 Royalties
Section 5 Certain Warranties and Disclaimers of UFRF
Section 6 Record keeping
Section 7 Patent Prosecution
Section 8 Infringement and Invalidity
Section 9 Term and Termination
Section 10 Assignability
Section 11 Dispute Resolution Procedures
Section 12 Product Liability; Conduct of Business
Section 13 Use of Names
Section 14 Miscellaneous
Section 15 Notices
Section 16 Contract Formation and Authority
Section 17 United States Government Interests
Section 18 Confidentiality
Section 19 University Rules and Regulations

Appendix A — Development Plan
Appendix B — Development Report
Appendix C — UFRF Royalty Report
Appendix D — Milestones
     This Agreement is made effective the 3rd day of October, 2005, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and BioEnergy International LLC having an address at 99 Longwater Circle, Norwell, MA 02061 (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware;
     WHEREAS, UFRF owns certain inventions that are described in the “Licensed Patents” defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

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     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:
Section 1. Definitions
1.1	“Licensed Patents” shall refer to and mean all of the following UFRF intellectual property:
1.1.1	the United States patent(s)/patent application(s) entitled “Production of Chemicals from Lignocellulose,” filed in the United States Patent Office on March 3rd, 2004, and assigned Registration Number/Serial Number 10/793,568 and all United States patents and foreign patents and patent applications based on this U.S. application, including PCT patent number PCT/US05/06774 filed on March 2nd, 2005.

1.1.2	United States and foreign patents issued from the applications listed in 1.1.1 above and from divisionals and continuations of these applications, to the extent the claims are directed to subject matter specifically described in the applications listed in 1.1.1 above and are dominated by the claims of those patent applications and patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by the University of Florida.
1.2	“Licensed Product” and “Licensed Process” shall mean:
1.2.1	In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee that:
(a)	is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any product is made, used or sold; or

(b)	is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents, in any country in which any such process is used or in which any such product is used or sold
1.2.2	In the case of a Licensed Process:
(a)	any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced

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1.3	“Improvements” shall mean any modification of an invention described in the Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents.

1.4	“Net Sales” shall mean the amount invoiced on sales of Licensed Product and/or Licensed Processes after deducting, if not already deducted in the amount invoiced:
•	Trade and/or quantity discounts

•	Credits on returns and allowances

•	Outbound transportation costs paid
The “Net Sales” for a Licensed Product or Licensed Process that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoiced price to the customer of that type of Licensed Product and/or Licensed Process during the applicable calendar quarter.
1.5	The term “Affiliate” shall mean: (a) any person or entity which controls at least fifty percent (50%) of the equity or voting stock of the Licensee or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or control led by the Licensee or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of Licensee or (d) any entity in which any officer, employee, or director is also an officer, employee, or director of Licensee or any person who is an officer, employee or director of Licensee.

1.6	The term “Sublicensee” shall mean any third party to whom Licensee confers the right to make, use or sell Licensed Product and/or Licensed Processes.

1.7	“Development Plan” shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products and/or Licensed Processes to the market. The Development Plan is attached as Development Plan.

1.8	“Development Report” shall mean a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B .

1.9	“Licensed Field” shall be limited to the field of specialty chemicals excluding the production of ethanol.

1.10	“Licensed Territory” shall be limited to worldwide

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Section 2. Grant
2.1	License
2.1.1	License Under Licensed Patents
UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes. UFRF reserves to itself and the University of Florida the right to make and use Licensed Products and/or Licensed Processes solely for their internal, non-commercial: research, clinical, and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use materials that might be covered under Licensed Patents solely for their internal, non-commercial research, educational, and clinical purposes and to meet all applicable governmental requirements governing the ability to transfer materials.
2.2	Sublicense.
2.2.1	Licensee may grant written, Sublicenses to third parties subject to UFRF prior review and consent which review and consent shall not be unreasonably withheld. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination provisions as defined in Section 9.8 of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee or Affiliate as if the activities were directly those of Licensee.

2.2.2	In respect to Sublicenses granted by Licensee under 2.2.1. Licensee shall pay to UFRF an amount equal to [...***...] of all royalties received by Licensee for Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, then Licensee shall pay UFRF [...***...] of all of such payments in the manner specified in Section 4.4. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

2.2.3	“Permitted Deductions” means funds received as consideration for equity purchases of LICENSEE’S securities by a sublicense (provided that fair and commercially reasonable sublicense fees are collected in conjunction with such transaction) and any other payments received by LICENSEE from any sublicense for purposes of paying or reimbursing LICENSEE for any future

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research, development, testing, or engineering services actually undertaken by or for LICENSEE related to any Licensed Product or Licensed Process.

2.2.4	Licensee shall provide UFRF with an unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days prior to the execution of the sublicense agreement.

2.2.5	If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee. Licensee will, at UFRF’s request, negotiate in good faith a sublicense with any such sublicensee.
Section 3. Due Diligence
3.1	Development.
3.1.1	Licensee agrees to and warrants that:
(a)	it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents;

(b)	it will establish and actively and diligent!), pursue the Development Plan (see Appendix A ) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field;

(c)	it will diligently develop markets for Licensed Products and Licensed Processes;

(d)	and, until the date of first commercial sale of Licensed Products or Licensed Processes, it will supply UFRF with a written Development Report annually fifteen (15) days after the end of the calendar year (see Appendix B ).
UFRF’s review of Licensee’s Development Plan is solely to verify the existence of Licensee’s commitment to development activity and to ensure compliance with Licensee’s obligations to commercialize the inventions of the Licensed Patents, as set forth above.
3.1.2	Licensee agrees that the first commercial sale of one or more products to the customer shall occur on or before August 1, 2010 or UFRF shall have the right to terminate the Agreement pursuant to Section 9.4 hereto. In addition, Licensee will meet the milestones shown in Appendix D or UFRF shall have the right to

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terminate the Agreement pursuant to Section 9.4. Licensee will notify UFRF in writing as each milestone is met

3.1.3	Licensee agrees that three years after the Effective Date of this Agreement the Licensee would have achieved one of the following milestones: a) Completion of at least one sublicense for rights under the Licensed Patents or Licensed Process or b) Production of 10 Kilogram sample quantities of the Licensed Products by the Licensee. If neither of these milestones is met by the License, then the Licensee shall pay UFRF $[...***...] for a one time, non-refundable, 2-year extension to meet either milestone. Failure to meet either milestone after the 2-year extension is a material breach of this Agreement and grounds for termination pursuant to Section 9.3 hereto.

3.1.4	Upon written request by Licensee to negotiate extensions of any Milestones Due Dates set forth in Appendix D, such request to be received by UFRF no less than ninety (90) days prior to any of the Due Dates subject of such request, set forth in this Section 3.1.3, such request fully describing Licensees Commercially Reasonable Efforts to achieve the Milestone required to be met by such Due Date, UFRF shall consider in good faith such requests. Upon granting such request, UFRF and Licensee shall negotiate such extensions in good faith
Section 4. Royalties
4.1	License Issue Fee.
Licensee agrees to pay to UFRF a License Issue Fee of one thousand dollars ($1,000) within thirty (30) days of the Effective Date.
4.2	Royalty
4.2.1	Royalty on Licensed Patents. In addition to the Section 4.1 License Issue Fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of Net Sales of Licensed Products which, if not for this Agreement, would infringe Licensed Patents, in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. If the License Product and/or Licensed Process is sold by the Licensee the royalty shall remain fixed while this Agreement is in effect at a rate of [...***...] of Net Sales. If the License Product

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and/or Licensed Process is sold by the Sublicensee the royalty shall be paid to UFRF as specified in Section 2.2.2
4.3	Other Payments.
4.3.1	Licensee agrees to pay UFRF Minimum Royalty payments, as follows:

Payment	Year
$[...***...]	2010 and every year thereafter on the same date, for the life of this Agreement.
The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The first Minimum Royalty payment shall be due on December 31, 2009 and shall be in the amount of $[...***...]. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.
4.3.2	In addition to all other payments required under this Agreement, Licensee agrees to pay UFRF Milestone payments, as follows:

Payment	Event
$1,500	Issuance of the Licensed Patents
4.4	Accounting for Payments.
4.4.1	Amounts owing to UFRF under Sections 2.2 and 4.2 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. All amounts owing to UFRF pursuant to this agreement which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of (a) [...***...] per month or (b) the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect

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overdue payments due from this Section 4.4.1, Section 6.2 or any other applicable section of this Agreement.

4.4.2	Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:
University of Florida Research Foundation, Inc. 223 Grinter Hall PO Box 115500 Gainesville, Florida 32611-5500 Attention: Business Manager

All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the day preceding the payment.
4.4.3	A certified full accounting statement showing how any amounts payable to UFRF under Section 4.3 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

4.4.4	UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on UFRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UFRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.
Section 5. Certain Warranties and Disclaimers of UFRF
5.1	UFRF warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses

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granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:
5.1.1	a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.1.2	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.1.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.1.4	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.1.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.
5.2	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT. UFRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
Section 6. Record keeping
6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

6.2	Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its written request, audit, review and/or

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copy all of the books and records at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employees of UFRF as well as by any attorneys and/or accountants designated by UFRF, upon reasonable notice and during regular business hours. If a deficiency with regard to any payment hereunder is determined, Licensee and its Sublicensee(s) shall pay the deficiency within thirty (30) days of receiving notice thereof along with applicable interest as described in Section 4.4.1. If a royalty payment deficiency for a calendar year exceeds three percent (3%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF’s out-of-pocket expenses incurred with respect to such review.

6.3	At any time during the term of this agreement, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit, Licensee shall submit to UFRF a report detailing the findings of the self-audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.4.1 with the submission of the self-audit report to UFRF.
Section 7. Patent Prosecution
7.1	UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of all patent applications amendments, and other filings with the United States Patent and Trademark Office and foreign patent offices. UFRF will also provide Licensee with copies of office actions and other communications received by UFRF from the United States Patent and Trademark Office and foreign patent offices relating to Licensed Patents. Licensee agrees to keep such information confidential.

7.2	Licensee shall pay to UFRF the sum of $[...***...], within 30 days of the Effective Date which sum represents costs of preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents incurred prior to the Effective Date.

7.3	Licensee shall be responsible for and pay all past and future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the “small entity” status of

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Licensee and all Sublicensees with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change.
Section 8. Infringement and Invalidity
8.1	Licensee shall inform UFRF promptly in writing of any alleged infringement of the Licensed Patents by a third party and of any available evidence thereof.

8.2	During the term of this Agreement, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Licensed Patents. If UFRF prosecutes any such infringement, Licensee agrees that UFRF may include Licensee as a co-plaintiff in any such suit, without expense to Licensee. In the event that shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by UFRF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of UFRF relating to the suit. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF

8.3	If within six (6) months after having been notified of any alleged infringement, UFRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRF shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents, and Licensee may, for such purposes, use the name of UFRF as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not unreasonably be withheld. Licensee shall indemnify UFRF against any order for costs that may be made against UFRF in such proceedings.

8.4	In the event that Licensee shall undertake the enforcement by litigation and/or defense of the Licensed Patents by litigation, any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any legal fees, and unreimbursed expenses. The balance remaining from any such recovery shall be divided equally between Licensee and UFRF.

8.5	In any infringement suit that either party may institute to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all

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respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.6	In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

8.7	In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay 50% of the royalties owed to UFRF and make other payments pursuant to this Agreement with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort. Upon resolution of any such contest, the Licensee’s obligation to pay royalties to UFRF shall be retroactively restored. Any balance of royalties due to UFRF under 8.7 shall be paid to UFRF within 30 days of the resolution of any such contest.
Section 9. Term and Termination
9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4.3 once begun, ceases for more than two (2) calendar quarters.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

9.3	UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice if Licensee:
9.3.1	is delinquent on any report or payment

9.3.2	provides any false report.

9.3.3	is late in paying royalties or any amounts due to UFRF in two (2) consecutive calendar quarters

9.3.4	fails to achieve the milestones described in Section 3.1.3 after the 2 year extension has lapsed.
Termination under this Section 9.3 will take effect 30 days after written notice by UFRF unless Licensee remedies the problem in that 30-day period.

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9.4	UFRF may terminate this Agreement by giving Licensee at least thirty (90) days written notice if Licensee:
9.4.1	is not diligently developing and commercializing Licensed Product and Licensed Process

9.4.2	misses a milestone described in Appendix D; or

9.4.3	is in breach of any provision
Termination under this Section 9.4 will take effect 90 days after written notice by UFRF unless Licensee remedies the problem in that 90-day period.

9.5	UFRF may immediately terminate this Agreement upon the occurrence of the second separate default by Licensee within any consecutive three-year period for failure to pay royalties, patent or any other expenses when due.

9.6	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned to the date of termination, and any Minimum Royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay running royalties thereon.

9.7	Licensee shall be obligated to deliver to UFRF, within ninety days of the date of termination of this agreement, complete and unredacted copies of all documentation prepared for or submitted for all regulatory approvals of Licensed Products or Licensed Processes.

9.8	Upon termination of this Agreement for any reason, any sublicensee not then in default, as determined by UFRF, shall receive from UFRF, a grant similar in scope as the grant set forth in the Sublicense Agreement with the Licensee and all other rights in the Sublicense Agreement reasonably necessary to continue the business of such sublicensee except the UFRF shall be under no obligation to grant any rights which UFRF does not have or to perform any services for which it is unsuited. All payments required to be made by such sublicensee shall, from the date of termination of this Agreement, be paid to UFRF.
Section 10. Assignability

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This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF.
Section 11. Dispute Resolution Procedures
11.1	Mandatory Procedures.

In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.
11.1.1	When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3	Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:
(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

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(b)	The parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.
11.1.5	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.
11.2	Failure to Resolve Dispute.

If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

11.3	Survival.

The provisions of this Section shall survive termination of this Agreement.
Section 12. Product Liability; Conduct of Business
12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or

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resulting from UFRF’s enforcing this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s, and the inventor’s interests.

12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage lists UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.
Section 13. Use of Names
Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF in each case, except that Licensee may state that it has received a license from UFRF under one or more or the patents and/or applications comprising the Licensed Patents.
Section 14. Miscellaneous
14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

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14.4	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.
Section 15. Notices
Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given
•	when delivered personally,

•	if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below,

•	the second day following the day on which the notice has been delivered prepaid to a national air courier service, or

•	five (5) business days following deposit in the U.S. mail if sent certified mail, return receipt requested:
15.1	If to the University of Florida Research Foundation, Inc.:
President
University of Florida Research Foundation, Inc.
223 Grinter Hall
University of Florida

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Post Office Box 115500
Gainesville, FL 32611-5500
Facsimile Number: 352-846-0491
with a copy to:
Office of Technology Licensing
Attn: Director
308 Walker Hall
University of Florida
Post Office Box 115500
Gainesville, Florida 32611-5500
Facsimile Number: 352-392-6600
15.2	If to Licensee:
Stephen J. Gatto
Chief Executive Officer
BioEnergy International, LLC
99 Longwater Circle
Norwell, MA 02061
Facsimile Number: 781-681-5055
Section 16. Contract Formation and Authority
16.1	No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Transfer of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

16.2	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.3	Force Majeure.

No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either party’s reasonable control including, but not limited to: strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.
Section 17. United States Government Interests

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17.1	It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. DE-FC36-01G011073, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.
Section 18. Confidentiality
18.1	Each Party shall maintain all information of the other Party which is treated by such other Party as proprietary or confidential (referred to herein as “Confidential Information”) in confidence, and shall not disclose, divulge or otherwise communicate such confidential information to others, or use it For any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and each party hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such confidential information by any of its Affiliates, directors, officers, employees, consultants, subcontractors, sublicensees or agents. Licensee’s Confidential Information includes but is not limited to the Development Plan, Development Reports and all other financial and business reports, strategies, and agreements (including Sublicenses) of Licensee. The parties agree to keep the terms of this Agreement confidential, provided that each party may disclose this Agreement to their authorized agents and investors who are bound by similar confidentiality provisions. Notwithstanding the foregoing, Confidential Information of a party shall not include information which: (a) was lawfully known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure; (d) is required by law, rule, regulation or legal process to be disclosed, provided that the receiving party making such disclosure shall take all reasonable steps to restrict and maintain to the extent possible confidentiality of such disclosure and shall provide

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reasonable notice to the other party to allow such party the opportunity to oppose the required disclosure; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of disclosing party’s information as demonstrated by written record. Each party’s obligations under this Section 18 shall extend for a period of five (5) years from termination or expiration of this Agreement.
Section 19. University Rules and Regulations
19.1	Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to vary or waive such obligations on behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interest of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.

By:	/s/ David L. Day	Date: September 27, 2005

David L. Day
Director, Office of Technology Licensing

BIOENERGY INTERNATIONAL, LLC

By:	/s/ Stephen J. Gatto	Date: October 3, 2005

Stephen J. Gatto
Chief Executive Officer

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Appendix A — Development Plan
BioEnergy will focus on the development and licensing of biocatalysts for the production of lactic acid, other organic acids, and specialty chemicals. Unlike currently used biocatalysts which use glucose as a substrate, BioEnergy seeks to develop biocatalysts that efficiently utilize all of the sugar constituents found in the carbohydrate polymers of plant biomass.
Research to develop the Licensed Patents and Licensed Process will be initially conducted in collaboration with Dr. Lonnie Ingram. It is BioEnergy’s plan to expand this research effort in the future, and to develop a complementary in-house research team at the Sid Martin Biotechnology Institute for commercial testing. Our research efforts will be divided into two areas due in part to the differences in potential commercial market: I) Lactic acid biocatalysts, and 2) Biocatalysts for Organic Acids and Specialty Chemicals. Development of the Licensed Patent addresses the later of the two research areas.
Research Plan for Other Organic Acids and Specialty Chemicals
The initial focus of this work will be to genetically modify the backbone of metabolism to create an E coli B pre-biocatalyst that can be tailored to the production of individual products. Although some of the mutations we need have been engineered into a K-12 strain of E. coli, K-12 strains are less robust than derivatives of strain B and K-12 strains have defects which prevent efficient use of xylose. UF work in this area will accelerate as the Sponsor Program Agreement increases and as task for lactate are completed. Work on lactate will take precedence initially. It is hoped that many of the lessons learned with lactate will reduce efforts needed for success with these new products.
Year I.
1.	Develop pre-biocatalyst in E. coli B that lacks all terminal fermentation pathways and lacks the ability to produce ATP by oxidative phosphorylation.
Year II.
1.	Modify pre-biocatalyst for the production of a single product. We select pyruvic acid as the initial product, a sugar alcohol would be a close second.

2.	Evaluate yields and rates with laboratory sugars.

3.	Evaluate Stability
Year III
4.	Develop strains that can efficiently convert industrial sugar sources.

5.	Develop room temperature storage methods for biocatalyst inocula.

6.	Explore the use of continuous culture or cell recycle on productivity and yield with pure sugars and with promising industrial substrates.

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Appendix B — Development Report
When appropriate, indicate estimated start date and finish date for activities.
I.	Date Development Plan Initiated and Time Period Covered by this Report.

II.	Development Report (4-8 paragraphs).
A.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

B.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such
III.	Future Development Activities (4-8 paragraphs).
A.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

B.	Estimated total development time remaining before a product will be commercialized.
IV.	Changes to Initial Development Plan (2-4 paragraphs).
C.	Reasons for change.

D.	Variables that may cause additional changes.
V.	Items to be Provided if Applicable:
E.	Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.]

F.	Development work being performed by third parties, other than Licensee, to include name of third party,

G.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

H.	Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

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PLEASE SEND DEVELOPMENT REPORTS TO:
University of Florida Research Foundation, Inc.
Attn: Director
308 Walker Hall
P.O. Box 115500
Gainesville, FL 32611-5500
Facsimile: 352-392-6600

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Appendix C — UFRF Royalty Report

Licensee:	Agreement No:
Inventor:	P#:
Period Covered: From:	Through:
Prepared By	Date:
Approved By:	Date:
If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report:

	☐	Multiproduct Summary Report. Page 1 of ________ Pages

	☐	Product Line Detail. Line:______ Tradename:______ Page:_____

Report Currency:	☐	U.S. Dollars ☐ Other

	Unit	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	$$ Sales	Allowances	$$ Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other:

TOTAL:
Total Royalty:                     Conversion Rate:                     Royalty in U.S. Dollars: $
The following royalty forecast in non-binding and for UFRF’s internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:_____ Q2:_____ Q3:_____ Q4:_____

*On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist UFRF’s forecasting, please comment on any significant expected trends in sales volume.

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Appendix D — Milestones
In addition to the research milestones described in Appendix A, the following milestones shall be completed by the Licensee.
1.	Licensee has already provided UFRF a preliminary business plan, dated April, 2005. By August 1, 2008, Licensee will provide UFRF a detailed document covering Licensee’s plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $[...***...] in revenues are achieved (“Business Plan”). UFRF will treat this Business Plan as confidential information and to protect it as UFRF would its own confidential information.

2.	By December 1, 2005, Licensee will provide to UFRF a listing of the management team or a schedule for the recruitment of key management positions.

3.	By December 1, 2008, Licensee will make a prototype / begin animal studies.

4.	By August 1, 2010, Licensee will have a first sale of Licensed Product.

5.	Licensee or a sublicense must sell at least one Licensed Product every six months after the date of first sale of a Licensed Product.

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